Exhibit 4.4
RENEWED POST-CLOSING COVENANT AGREEMENT
      RENEWED POST-CLOSING COVENANT AGREEMENT effective as of January 1, 2007 (hereinafter referred to as “the Effective Time”) among Fresenius AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“FAG”) and Fresenius Medical Care AG & Co KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of the Federal Republic of Germany (“FMC”).
RECITALS
      Whereas, as part of the formation of Fresenius Medical Care in 1996, FAG and FMC — being at that time organized as an Aktiengesellschaft under the laws of the Federal Republic of Germany and then transformed into a Kommanditgesellschaft auf Aktien in 2006 — hereinafter together referred to as “the Parties”) have entered into a Post Closing Covenant Agreement, including among others, a non-compete provision as set forth in Section 2 of the Post Closing Covenant Agreement;
      Whereas, the Post Closing Covenant Agreement had a 10-year term and expired therefore September 30, 2006;
      Whereas, by executing a Memorandum of Understanding, dated September 26, 2006, the Parties have already expressed their mutual desire to renew the Post Closing Covenant Agreement on comparable terms for a new term of 10 years;
      Now, Therefore, the Parties hereto agree as follows:
Section 1.          Definitions.
      “Affiliate” shall mean with respect to any Person, any entity which directly or indirectly (i) controls not less than 50% of the equity securities of the specified Person, (ii) not less than 50% of the equity securities of which entity are controlled by the specified Person, or (iii) not less than 50% of the equity securities of which entity and not less than 50% of the equity securities of the specified Person are under common control; provided, however, that for purposes of this Agreement neither FMC nor any of its subsidiaries (collectively, the “FMC Entities”) shall be deemed to be an Affiliate of FAG or any of its subsidiaries, other than the FMC Entities (collectively, the “FAG Entities”), and not FAG Entity shall be deemed an Affiliate of any FMC Entity.
      “Renal Business” as used herein means the business of supplying renal care related goods and services, including laboratories, provided, that any kind of commercialization of pharmaceutical substances to be used in the Renal Business, but which are also used in other businesses (hereinafter defined as “Pharmaceutical Substances”) shall only be deemed to be part of the Renal Business as long as the medical indication of the Pharmaceutical Substance (as defined in the respective registration dossiers) is predominately for the treatment of patients suffering from renal kidney failure at Chronic Kidney Disease Level 5 (“CKD 5” — “ESRD” and acute Dialysis —), with the exception of nutritional substances, including, but not limited to, intradialytic parenteral nutrition (“IDPN”) and Ketosteril (hereinafter nutritional substances, IDPN and Ketosteril each are referred to as “Nutritional Substances”) which shall not be deemed to be part of the Renal Business; provided, further, that it is expressly acknowledged by the Parties hereto that the home care business of FAG is not, and also shall not be deemed to be, a Renal Business.
Section 2.          Noncompetition.
      Until the tenth anniversary of the Effective Time, (A) neither FMC or any Affiliate of FMC shall compete with FAG in the commercialization of (i) Nutritional Substances and (ii) Pharmaceutical Substances outside of the Renal Business, (B) neither FAG nor any Affiliate of FAG shall compete with FMC in the Renal Business.
      Therefore, as to FMC, neither FMC or any Affiliate of FMC shall own, manage, operate, control or have an aggregate interest equal to greater than 5% of the voting stock or 25% of the total equity in any enterprise which competes with FAG in the commercialization of (i) Nutritional Substances and/or (ii) Pharmaceutical Substances outside the Renal Business; provided, however, that nothing contained herein shall prohibit FMC or any Affiliate of FMC from (A) manufacturing and selling any products or rendering any services to FAG or any of its subsidiaries, (B) manufacturing and selling any products or rendering any services which are used in the commercialization of (i) Nutritional Substances and/or (ii) Pharmaceutical Substances outside of the Renal Business, but which are also used in the Renal Business, so long as such products and services are not sold or rendered by FMC or any Affiliate of FMC, as the case may be, in competition with FAG, or (C) acquiring and then engaging in the business of a corporation or any other entity or affiliated group of corporations or other entities (an “Acquired Person”) that in the twelve month period ending on the last day of the month immediately preceding the date of such acquisition did not earn more than 50% of its consolidated revenues from the commercialization of (i) Nutritional Substances and/or (ii) Pharmaceutical Substances outside of the Renal Business, so long as promptly following such acquisition (a) the Acquired Person offers to FAG, at the Acquired Person’s election, either the right to acquire for fair market value that portion of the assets and liabilities of the Acquired Person that are used in the commercialization of (i) Nutritional Substances and/or (ii) Pharmaceutical Substances outside of the Renal Business or the right to enter into supply agreements or other appropriate agreements relating to the commercialization of (i) Nutritional Substances and/or (ii) Pharmaceutical Substances outside of the Renal Business of the Acquired Person, with supply agreements or other appropriate agreements at cost, plus a reasonable amount to cover overhead expenses, or (b) FAG waives its entitlement as set forth above under (a).
      Therefore, as to FAG, neither FAG or any Affiliate of FAG shall own, manage, operate, control or have an aggregate interest equal to greater than 5% of the voting stock or 25% of the total equity in any enterprise which competes with FMC in the Renal Business; provided, however, that nothing contained herein shall prohibit FAG or any Affiliate of FAG from (A) manufacturing and selling any products or rendering any services to FMC or any of its subsidiaries, (B) manufacturing and selling any products or rendering any services which are used in the Renal Business, but which are also used in other businesses, so long as such products and services are not sold or rendered by FAG or any Affiliate of FAG, as the case may be, in the Renal Business in competition with FMC, or (C) acquiring and then engaging in the business of a corporation or any other entity or affiliated group of corporations or other entities (an “Acquired Person”) that in the twelve month period ending on the last day of the month immediately preceding the date of such acquisition did not earn more than 50% of its consolidated revenues from the Renal Business, so long as promptly following such acquisition (a) the Acquired Person offers to FMC, at the Acquired Person’s election, either the right to acquire for fair market value that portion of the assets and liabilities of the Acquired Person that are used predominately in the Renal Business or the right to enter into supply agreements or other appropriate agreements relating to the Renal Business of the Acquired Person, with supply agreements or other appropriate agreements at cost, plus a reasonable amount to cover overhead expenses, or (b) FMC waives their entitlement as set forth above under (a), provided, that in the event, the Acquired Person is a hospital or a polyclinic, the stipulation set forth in (C), (a) and (b), above, shall apply only to chronic dialysis centers (other that in-hospital acute dialysis clinic departments) operated by the Acquired Person.
      Moreover, FAG and FMC shall grant each other a right of first refusal for the commercialization (e.g. co-marketing, co-promotion) of a Pharmaceutical Substance for their respective business segment as set out in this agreement in the event that the medical indication of the Pharmaceutical Substance (as defined in the respective registration dossiers) covers an application in the Renal Business as well as outside the Renal Business. FAG and FMC shall also co-ordinate in good faith their commercialization activities in regard of those Pharmaceutical Substances, that cover an application in the Renal Business as well as outside the Renal Business, and shall not interfere in existing contracts either FAG or FMC may have with third parties.
Section 3.          Right of First Negotiation.
      If at any time prior to the tenth anniversary of the Effective Time, (A) FMC or any Affiliate of FMC shall develop any new technology, whether patented or a trade secret (such party developing such new technology, hereinafter referred to as the “inventor”), and the Inventor intends to sell or license such technology to a third party for applications in, or with a material special relationship to, Nutritional Substances and/or Pharmaceutical

Substances outside of the Renal Business, the Inventor shall first advise FAG of its intent to sell or license such technology and shall negotiate with FAG in good faith for the purpose of agreeing with FAG on either terms of a sale to FAG of such technology or of a license granting FAG rights to use such technology for the commercialization of Nutritional Substances and/or Pharmaceutical Substances outside of the Renal Business. If the Inventor and FAG are unable to agree on mutually satisfactory terms of such sale or license, as the case may be, after good faith negotiations, FAG shall have no further rights in or to such technology and the Inventor shall be free to sell or license such technology to third parties free and clear of any rights of FAG therein; (B) FAG or any Affiliate of FAG shall develop any new technology, whether patented or a trade secret (such party developing such new technology, hereinafter referred to as the “inventor”), and the Inventor intends to sell or license such technology to a third party for applications in, or with a material special relationship to, the Renal Business, the Inventor shall first advise FMC of its intent to sell or license such technology and shall negotiate with FMC in good faith for the purpose of agreeing with FMC on either terms of a sale to FMC of such technology or of a license granting FMC rights to use such technology in the Real Business. If the Inventor and FMC are unable to agree on mutually satisfactory terms of such sale or license, as the case may be, after good faith negotiations, FMC shall have no further rights in or to such technology and the Inventor shall be free to sell or license such technology to third parties free and clear of any rights of FMC therein.
Section 4.          Notices.
      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i) if to FAG:

Fresenius AG
Else-Kroener-Str. 1
61352 Bad Homburg
Germany
Attention: Chairman of the Management Board
Fax: 49-6172-608-2222

(ii) if to FMC:

Fresenius Medical Care AG & Co. KGaA
Else-Kroener-Str. 1
61352 Bad Homburg
Germany
Attention: Chairman of the Management Board
Fax: 49-6172-609-2103
Section 5.          Governing Law.
      This agreement shall be governed by the laws of the Federal Republic of Germany.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.
Bad Homburg v.d.H., January 2, 2007

Fresenius AG	Fresenius Medical Care AG & Co. KGaA represented by Fresenius Medical Care Management AG

Dr. Ulf M. Schneider	Dr. Rainer Runte

Dr. Jürgen Götz	Lawrence A. Rosen

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